Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS FISCAL YEAR 2012 THIRD QUARTER RESULTS

Phoenix, June 25, 2012 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and nine months ended May 31, 2012.

Third Quarter 2012 Highlights

•	Net revenue of $1,130.8 million, with net income attributable to Apollo of $134.0 million

•	Earnings per share attributable to Apollo of $1.13 per share, or $1.20 per share excluding special items

•	University of Phoenix Degreed Enrollment at 346,300 and New Degreed Enrollment at 51,500

•

Launched initial release of Phoenix Career ServicesSM, an innovative approach, including an online career portal, to support student success and the Company’s commitment to connect education to careers

“We are focused on delivering the best possible experience and service to support working adults, to address workforce needs, and to strengthen the connection to careers for our students,” said Apollo Group Co-Chief Executive Officer Chas Edelstein. “Evaluating key touch points, we are creating programs and support services that allow our students to focus on learning, experiencing achievements along the way to help inspire them and enhance their long-term outcomes.”

Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli added, “We are committed to being part of the solution to empower our country by providing access to affordable education and helping students develop the skills they need to succeed. We are investing in innovation to create new and better ways, enhanced by technology, to support adult learners and to connect our students' academic path to their career aspirations.”

Unaudited Third Quarter of Fiscal Year 2012 Results of Operations

Net revenue for the third quarter of fiscal year 2012 totaled $1,130.8 million, which represents an 8.5% decrease compared to the third quarter of fiscal year 2011. The decrease was the result of a 9.1% decrease in University of Phoenix net revenue, due principally to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. For the quarter, University of Phoenix Degreed Enrollment decreased 13.1% to 346,300. New Degreed Enrollment decreased 8.0%, or 5.3% adjusting for available start dates, as compared to the third quarter of fiscal year 2011.

The Company reported income from continuing operations attributable to Apollo Group for the three months ended May 31, 2012, of $134.0 million, or $1.13 per share (118.8 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $211.9 million, or $1.51 per share (140.3 million weighted average diluted shares outstanding) for the three months ended May 31, 2011.

Results for the third quarter of fiscal year 2012 included the following:

•

Restructuring and other charges of $7.6 million ($5.4 million net of tax and the portion attributable to noncontrolling interests) associated with a series of restructuring activities to reengineer business processes and refine the Company’s educational delivery structure in order to increase operating efficiencies and effectiveness, and enhance students’ educational experience and outcomes.

•

Litigation charge of $4.7 million ($2.9 million net of tax) reflecting a rejected settlement offer made by the Company and estimated future legal costs that may be incurred in connection with that legal matter.

Results for the third quarter of fiscal year 2011 included the following:

•	A $2.0 million charge ($1.2 million net of tax) related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

•	A $9.6 million tax benefit resulting from the resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010.

Excluding the special items noted above, income from continuing operations attributable to Apollo Group for the three months ended May 31, 2012, was $142.3 million, or $1.20 per share, compared to income from continuing operations attributable to Apollo Group of $203.5 million, or $1.45 per share for the three months ended May 31, 2011. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Operating Expenses

Instructional and student advisory increased $12.0 million, or 2.6%, to $470.1 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 450 basis point increase as a percentage of net revenue. The expense increase was primarily related to the Company’s initiatives, including technology, to more effectively support students and improve their educational outcomes. This was partially offset by a decrease in costs that are more variable in nature such as faculty and certain advisory functions.

Marketing decreased $2.2 million, or 1.3%, to $158.9 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 110 basis point increase as a percentage of net revenue. The decrease in expense was principally attributable to lower advertising costs, offset by costs attributable to establishing relationships with employers and community colleges.

Admissions advisory decreased $4.6 million, or 4.6%, to $95.3 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 30 basis point increase as a percentage of net revenue. While admissions advisory headcount decreased, the cost savings was partially offset by higher average employee compensation costs.

General and administrative increased $0.2 million, or 0.3%, to $88.1 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 70 basis point increase as a percentage of net revenue.

Depreciation and amortization increased $4.0 million, or 9.8%, to $45.2 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 70 basis point increase as a percentage of net revenue. The increase was principally attributable to $3.1 million of intangible asset amortization in the third quarter of fiscal year 2012 as a result of acquiring Carnegie Learning in the first quarter of fiscal year 2012.

Provision for uncollectible accounts receivable (“bad debt expense”) decreased $3.8 million, or 9.7%, to $35.4 million in the third quarter of fiscal year 2012 compared to the third quarter of fiscal year 2011, which represents a 10 basis point decrease as a percentage of net revenue. The decrease was primarily attributable to reductions in gross accounts receivable principally resulting from decreases in University of Phoenix Degreed Enrollment.

Financial and Operating Metrics

Below are Apollo Group’s unaudited financial data and operating metrics for the third quarter of fiscal year 2012 versus the prior-year period.

	Q3 2012	Q3 2011
Revenues (in thousands)
Degree Seeking Gross Revenues(1)	$1,063,755	$1,166,880
Less: Discounts and other	(65,173)	(66,888)

Degree Seeking Net Revenues(1)	998,582	1,099,992
Non-degree Seeking Revenues(2)	10,648	11,365
Other, net of discounts(3)	121,578	124,480
	$1,130,808	$1,235,837

Revenue by Degree Type (in thousands)(1)
Associate’s	$269,566	$356,344
Bachelor’s	600,823	592,258
Master’s	170,041	194,365
Doctoral	23,325	23,913
Less: Discounts and other	(65,173)	(66,888)

	$998,582	$1,099,992

Degreed Enrollment (rounded to hundreds)(4)
Associate’s	112,100	147,900
Bachelor’s	178,300	184,500
Master’s	48,900	58,500
Doctoral	7,000	7,500

	346,300	398,400

Degree Seeking Gross Revenues per Degreed Enrollment(1), (4)
Associate’s	$2,405	$2,409
Bachelor’s	3,370	3,210
Master’s	3,477	3,322
Doctoral	3,332	3,188
All degrees (after discounts)	$2,884	$2,761

New Degreed Enrollment (rounded to hundreds)(5)
Associate’s	21,400	23,400
Bachelor’s	22,100	24,000
Master’s	7,400	7,900
Doctoral	600	700

	51,500	56,000

(1)

Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)

Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global — BPP, Apollo Global — Other and Other.
(4)	Represents:

•	students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;

•

students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

•	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5)	Represents:

•	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;

•	students who have previously graduated from a degree program and start a new degree program in the quarter; and

•	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited First Nine Months of Fiscal Year 2012 Results of Operations

Net revenue for the first nine months of fiscal year 2012 totaled $3.3 billion, which represents a 9.2% decrease compared to the first nine months of fiscal year 2011. The decrease in net revenue was primarily attributable to University of Phoenix’s 9.7% decrease in net revenue principally due to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. In the first nine months of fiscal year 2012, University of Phoenix's Average Degreed Enrollment decreased 15.0% as compared to the first nine months of fiscal year 2011. The Company reported income from continuing operations attributable to Apollo Group for the nine months ended May 31, 2012, of $347.2 million, or $2.77 per share, (125.3 million weighted average diluted shares outstanding), and $381.3 million, or $2.66 per share, (143.2 million weighted average diluted shares outstanding) for the nine months ended May 31, 2011.

Results for the first nine months of fiscal year 2012 included the following:

•

Restructuring and other charges of $29.3 million ($18.7 million net of tax and the portion attributable to noncontrolling interests) primarily associated with a real estate rationalization plan and other restructuring activities to reengineer business processes and refine the Company’s educational delivery structure in order to increase operating efficiencies and effectiveness, and enhance our students’ educational experience and outcomes.

•

Goodwill and other intangible asset impairment charges of $16.8 million at the UNIACC subsidiary of Apollo Global ($14.4 million net of the portion attributable to noncontrolling interests). The Company did not record a tax benefit associated with the goodwill and other intangible asset impairment, as they are not deductible for tax purposes.

•

Litigation charge of $4.7 million ($2.9 million net of tax) reflecting a rejected settlement offer made by the Company and estimated future legal costs that may be incurred in connection with that legal matter.

Results for the first nine months of fiscal year 2011 included the following:

•

Goodwill and other intangible asset impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of the portion attributable to noncontrolling interests). The Company did not record a tax benefit associated with the goodwill portion of the impairment charge, as it is not deductible for tax purposes.

•	$4.5 million of charges related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

•	Restructuring and other charges of $3.8 million associated with a strategic reduction in force, primarily at University of Phoenix.

•

A $9.6 million tax benefit resulting from the resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010 and $7.7 million of tax benefits, net of noncontrolling interests, associated with the charges noted above.

Excluding the special items noted above, income from continuing operations attributable to Apollo Group for the nine months ended May 31, 2012, was $383.3 million, or $3.06 per share, compared to income from continuing operations attributable to Apollo Group of $560.6 million, or $3.91 per share for the nine months ended May 31, 2011. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Unaudited Balance Sheet

As of May 31, 2012, the Company’s cash and cash equivalents, excluding restricted cash, totaled $602.1 million, compared to $1,571.7 million as of August 31, 2011. The decrease was primarily attributable to share repurchases, payments on borrowings, capital expenditures, and the purchase of Carnegie Learning, partially offset by cash generated from operations.

As of May 31, 2012, accounts receivable decreased to $191.7 million from $215.6 million at August 31, 2011. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was 20 days as of May 31, 2012, as compared to 23 days as of August 31, 2011 and May 31, 2011.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $473.0 million to $126.0 million as of May 31, 2012, from $599.0 million as of August 31, 2011 due to the repayment of borrowings.

Share Repurchases

The Company repurchased approximately 9.0 million and 17.1 million shares of its common stock at a weighted average purchase price of $36.41 and $43.02 per share for a total cost of $329.0 million and $736.0 million during the three and nine months ended May 31, 2012, respectively. Additionally, subsequent to May 31, 2012, the Company repurchased approximately 0.5 million shares at a total cost of $15.0 million, resulting in $48.5 million remaining of the current share repurchase authorization.

Business Outlook

The Company offers the following commentary regarding the outlook for fiscal year 2012 based on the business trends observed during the third quarter of fiscal year 2012, as well as management’s current expectations of future trends.

•	Net revenue of $4.2-$4.3 billion; and

•	Operating income, excluding the impact of special items, of $700-$740 million.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 2:00 p.m. Phoenix time, today, Monday, June 25, 2012.

Dial-In Numbers:

877-292-6888 (Domestic)

973-200-3381 (International)

Conference ID: 83919479

A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

A telephone replay will be available approximately two hours following the conclusion of the call until July 9, 2012.

Dial-In Numbers:

855-859-2056 (Domestic)

404-537-3406 (International)

Conference ID: 83919479

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company offers programs and services throughout the United States and in Latin America and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) the impact of increased competition from traditional public universities and proprietary educational institutions, (iii) the impact of changes in marketing channels and other recruiting practices to better identify students who are more likely to succeed at University of Phoenix, (iv) the impact of the Company’s restructuring initiatives to increase operating efficiency and better align its operations with its business strategy, (v) changes in enrollment or student mix, (vi) the impact of the Company’s initiatives to improve the student experience, (vii) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, and (viii) changes in the Company's business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group's Form 10-K for fiscal year 2011 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations, (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods, and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
($ in thousands)	May 31, 2012	August 31, 2011
ASSETS:
Current assets
Cash and cash equivalents	$602,144	$1,571,664
Restricted cash and cash equivalents	353,884	379,407
Accounts receivable, net	191,665	215,567
Prepaid taxes	35,595	35,629
Deferred tax assets, current portion	58,084	124,137
Other current assets	42,732	44,382

Total current assets	1,284,104	2,370,786
Property and equipment, net	559,497	553,027
Marketable securities	5,946	5,946
Goodwill	148,218	133,297
Intangible assets, net	160,562	121,117
Deferred tax assets, less current portion	86,784	70,949
Other assets	24,833	14,584

Total assets	$2,269,944	$3,269,706

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$35,827	$419,318
Accounts payable	58,710	69,551
Student deposits	387,188	424,045
Deferred revenue	260,167	293,436
Accrued and other current liabilities	311,219	448,937

Total current liabilities	1,053,111	1,655,287
Long-term debt	90,167	179,691
Deferred tax liabilities	21,599	26,400
Other long-term liabilities	203,637	164,339

Total liabilities	1,368,514	2,025,717

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	103,528	68,724
Apollo Group Class A treasury stock, at cost	(3,835,973)	(3,125,175)
Retained earnings	4,667,702	4,320,472
Accumulated other comprehensive loss	(31,673)	(23,761)

Total Apollo shareholders’ equity	903,688	1,240,364

Noncontrolling (deficit) interests	(2,258)	3,625

Total equity	901,430	1,243,989
Total liabilities and shareholders’ equity	$2,269,944	$3,269,706

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended May 31,		% of Net Revenue
(In thousands, except per share data)	2012	2011	2012	2011
Net revenue	$1,130,808	$1,235,837	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	470,112	458,145	41.6%	37.1%
Marketing	158,881	161,034	14.1%	13.0%
Admissions advisory	95,290	99,923	8.4%	8.1%
General and administrative	88,084	87,857	7.8%	7.1%
Depreciation and amortization	45,155	41,125	4.0%	3.3%
Provision for uncollectible accounts receivable	35,430	39,217	3.1%	3.2%
Restructuring and other charges	7,577	—	0.7%	—%
Litigation charge	4,725	2,048	0.4%	0.2%
Total costs and expenses	905,254	889,349	80.1%	72.0%

Operating income	225,554	346,488	19.9%	28.0%
Interest income	219	867	—%	0.1%
Interest expense	(2,830)	(2,383)	(0.2)%	(0.2)%
Other, net	(402)	(1,862)	—%	(0.1)%

Income from continuing operations before income taxes	222,541	343,110	19.7%	27.8%
Provision for income taxes	(88,159)	(130,385)	(7.8)%	(10.6)%

Income from continuing operations	134,382	212,725	11.9%	17.2%
Income from discontinued operations, net of tax	—	540	—%	0.1%

Net income	134,382	213,265	11.9%	17.3%
Net income attributable to noncontrolling interests	(348)	(825)	—%	(0.1)%

Net income attributable to Apollo	$134,034	$212,440	11.9%	17.2%

Earnings per share — Basic:
Continuing operations attributable to Apollo	$1.13	$1.52
Discontinued operations attributable to Apollo	—	—

Basic income per share attributable to Apollo	$1.13	$1.52

Earnings per share — Diluted:
Continuing operations attributable to Apollo	$1.13	$1.51
Discontinued operations attributable to Apollo	—	—

Diluted income per share attributable to Apollo	$1.13	$1.51

Basic weighted average shares outstanding	118,134	139,856

Diluted weighted average shares outstanding	118,793	140,343

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Nine Months Ended May 31,		% of Net Revenue
(In thousands, except per share data)	2012	2011	2012	2011
Net revenue	$3,279,050	$3,610,901	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	1,356,409	1,335,601	41.4%	37.0%
Marketing	483,980	484,392	14.7%	13.4%
Admissions advisory	298,083	315,958	9.1%	8.8%
General and administrative	252,028	257,075	7.7%	7.1%
Depreciation and amortization	133,438	117,369	4.1%	3.3%
Provision for uncollectible accounts receivable	108,009	141,666	3.3%	3.9%
Restructuring and other charges	29,287	3,846	0.9%	0.1%
Goodwill and other intangibles impairment	16,788	219,927	0.5%	6.1%
Litigation charge	4,725	4,503	0.1%	0.1%

Total costs and expenses	2,682,747	2,880,337	81.8%	79.8%

Operating income	596,303	730,564	18.2%	20.2%
Interest income	1,085	2,635	—%	0.1%
Interest expense	(6,618)	(6,207)	(0.2)%	(0.2)%
Other, net	(44)	(1,603)	—%	—%
Income from continuing operations before income taxes	590,726	725,389	18.0%	20.1%
Provision for income taxes	(247,889)	(376,016)	(7.5)%	(10.4)%

Income from continuing operations	342,837	349,373	10.5%	9.7%
Income from discontinued operations, net of tax	—	2,487	—%	—%
Net income	342,837	351,860	10.5%	9.7%
Net loss attributable to noncontrolling interests	4,393	31,955	0.1%	0.9%
Net income attributable to Apollo	$347,230	$383,815	10.6%	10.6%

Earnings per share — Basic:
Continuing operations attributable to Apollo	$2.79	$2.67
Discontinued operations attributable to Apollo	—	0.02

Basic income per share attributable to Apollo	$2.79	$2.69

Earnings per share — Diluted:
Continuing operations attributable to Apollo	$2.77	$2.66
Discontinued operations attributable to Apollo	—	0.02
Diluted income per share attributable to Apollo	$2.77	$2.68

Basic weighted average shares outstanding	124,560	142,845

Diluted weighted average shares outstanding	125,335	143,222

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows From Continuing and Discontinued Operations

(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2012	2011
Cash flows provided by (used in) operating activities:
Net income	$342,837	$351,860
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	59,438	50,453
Excess tax benefits from share-based compensation	(1,137)	(1,214)
Depreciation and amortization	133,438	117,369
Amortization of lease incentives	(11,604)	(10,523)
Amortization of deferred gains on sale-leasebacks	(2,098)	(1,491)
Goodwill and other intangibles impairment	16,788	219,927
Non-cash foreign currency loss, net	173	1,767
Provision for uncollectible accounts receivable	108,009	141,666
Litigation charge	4,725	4,503
Deferred income taxes	31,386	(3,327)
Changes in assets and liabilities, excluding the impact of business acquisition and disposition:
Restricted cash and cash equivalents	25,523	67,658
Accounts receivable	(85,788)	(81,215)
Prepaid taxes	6	21,218
Other assets	(6,260)	(13,955)
Accounts payable	(8,174)	(12,440)
Student deposits	(35,215)	(89,944)
Deferred revenue	(32,667)	(60,763)
Accrued and other liabilities	(123,605)	47,003

Net cash provided by operating activities	415,775	748,552

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(85,702)	(119,726)
Maturities of marketable securities	—	10,000
Acquisition, net of cash acquired	(73,736)	—
Proceeds from sale-leaseback, net	—	169,018
Proceeds from disposition	3,285	9,612
Collateralization of letter of credit	—	126,615
Other investing activities	(1,694)	—

Net cash (used in) provided by investing activities	(157,847)	195,519
Cash flows provided by (used in) financing activities:
Payments on borrowings	(508,449)	(425,325)
Proceeds from borrowings	2,437	11,682
Apollo Group Class A common stock purchased for treasury	(731,772)	(408,220)
Issuance of Apollo Group Class A common stock	10,521	10,240
Noncontrolling interest contributions	—	6,875
Excess tax benefits from share-based compensation	1,137	1,214

Net cash used in financing activities	(1,226,126)	(803,534)

Exchange rate effect on cash and cash equivalents	(1,322)	1,040

Net (decrease) increase in cash and cash equivalents	(969,520)	141,577
Cash and cash equivalents, beginning of period	1,571,664	1,284,769

Cash and cash equivalents, end of period	$602,144	$1,426,346

Supplemental disclosure of cash flow and non-cash information
Cash paid for income taxes, net of refunds	$211,500	$326,999
Cash paid for interest	$7,178	$8,063
Capital lease additions	$26,906	$14,693
Credits received for tenant improvements	$24,856	$12,047
Restricted stock units vested and released	$16,926	$3,614
Acquired technology	$14,389	$—
Unsettled share repurchases	$10,244	$11,802

Apollo Group, Inc. and Subsidiaries

Reconciliation of GAAP financial information to non-GAAP financial information

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2012	2011	2012	2011
Net income attributable to Apollo, as reported	$134,034	$212,440	$347,230	$383,815
Income from discontinued operations, net of tax	—	540	—	2,487
Income from continuing operations attributable to Apollo	134,034	211,900	347,230	381,328
Reconciling items:
Restructuring and other charges, net of noncontrolling interest(1)	7,191	—	28,901	3,846
Litigation charge(2)	4,725	2,048	4,725	4,503
Goodwill and other intangibles impairment, net of noncontrolling interest(3)	—	—	14,370	188,258

	11,916	2,048	47,996	196,607
Less: tax effects	(3,664)	(801)	(11,954)	(7,715)
Tax benefit from IRS settlement(4)	—	(9,646)	—	(9,646)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$142,286	$203,501	$383,272	$560,574

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.13	$1.51	$2.77	$2.66

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.20	$1.45	$3.06	$3.91

Diluted weighted average shares outstanding	118,793	140,343	125,335	143,222

(1)

Restructuring and other charges represents charges associated with the Company’s series of restructuring activities to reengineer business processes and refine the Company’s educational delivery structure. The charges for the three and nine months ended May 31, 2012 include $2.3 million of costs associated with a reduction in force at UNIACC, net of noncontrolling interest.

(2)

The charges for the three and nine months ended May 31, 2012 represent a rejected settlement offer the Company made in connection with a legal matter and estimated future legal costs that the Company may incur in this matter. The charges for the three and nine months ended May 31, 2011 are associated with the Policeman’s Annuity and Benefit Fund of Chicago securities class action.

(3)

The charges for the nine months ended May 31, 2012 represent impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes. The charges for the nine months ended May 31, 2011 represent impairments of BPP’s goodwill and other intangibles, net of noncontrolling interest. The Company did not record a tax benefit associated with BPP’s goodwill impairment because the goodwill is not deductible for tax purposes.

(4)

The $9.6 million tax benefit for the three and nine months ended May 31, 2011 resulted from resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010.

Investor Relations Contacts:

Beth Coronelli, (312) 660-2059

beth.coronelli@apollogrp.edu

Media Contact:

Media Relations Hotline, (602) 254-0086

media@apollogrp.edu